CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment to Registration Statement File No. 333-156911 and Registration Statement File No. 333-290023 on Form N-4 of our report dated March 26, 2026, relating to the financial statements comprising each of the Subaccounts of Brighthouse Separate Account QPN for Variable Annuities, and our report dated February 27, 2026, relating to the financial statements of Brighthouse Life Insurance Company, both appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
April 8, 2026